SCHEDULE 14A INFORMATION
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AMERICAN EAGLE OUTFITTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMERICAN EAGLE OUTFITTERS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held

June 5, 2002

and

PROXY STATEMENT

IMPORTANT

Please mark, sign and date your proxy and promptly return it in the enclosed envelope.
No postage is necessary if mailed in the United States.

American Eagle Outfitters, Inc.
150 Thorn Hill Drive
Warrendale, Pennsylvania 15086-7528
724-776-4857

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 5, 2002

April 15, 2002

To the Stockholders of
American Eagle Outfitters, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of American Eagle Outfitters, Inc., a Delaware corporation (the “Company”), will be held at the Loews Regency Hotel, 540 Park Avenue, New York, New York, on June 5, 2002, at 11:00 a.m., local time, for the following purposes:

1.	To elect five class I directors, each for a term of three years and until their successors are duly elected and qualified;

2.	If presented at the Annual Meeting, to vote on a stockholder proposal regarding adoption of human rights standards based on international labor organization conventions; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Whether or not you plan to attend the meeting, please sign, date, and mail the enclosed proxy in the envelope provided. If you attend the meeting, you may vote in person and your proxy will not be used.

By	Order of the Board of Directors

Ne	il Bulman, Jr.
Sec	retary

AMERICAN EAGLE OUTFITTERS, INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
JUNE 5, 2002

This Proxy Statement is furnished to the stockholders of American Eagle Outfitters, Inc., a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Stockholders to be held on June 5, 2002, at 11:00 a.m., local time, at the Loews Regency Hotel, 540 Park Avenue, New York, New York, and at any adjournment thereof. It is being mailed to the stockholders on or about April 24, 2002.

All shares represented by properly executed proxies received by the Company prior to the meeting will be voted in accordance with the stockholders’ directions. A proxy may be revoked, without affecting any vote previously taken, by written notice mailed to the Company (Attention: Neil Bulman Jr., Secretary) or delivered in person at the meeting, by filing a duly executed, later dated proxy or by attending the meeting and voting in person.

Stockholders of record at the close of business on April 9, 2002 are entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof. At April 9, 2002 the Company had outstanding 72,052,891 shares of Common Stock, with $.01 par value, entitled to vote at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote upon each matter to be voted upon by stockholders at the Annual Meeting.

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which include the election of directors but not on non-routine matters.

The election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at a meeting at which a quorum is present. Proxies that are marked “Withhold Authority” and broker non-votes will not be counted toward such nominee’s achievement of a plurality and thus will have no effect. Each other matter to be submitted to the stockholders for approval at the Annual Meeting requires the affirmative vote of the holders of a majority of the Common Stock voting on the matter. For purposes of determining the number of shares of Common Stock voting on the matter, abstentions will be counted and will have the effect of a negative vote; broker non-votes will not be counted and thus will have no effect.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Ownership of Common Stock

The following table shows, as of March 29, 2002, certain information with regard to the beneficial ownership of the Company’s Common Stock by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company’s directors; (iii) each executive officer named in the summary compensation table below; and (iv) all directors and executive officers as a group.

	Shares Beneficially Owned (1)
	Number	Percent
5% Beneficial Owners

Retail Ventures, Inc. (3)	4,798,819	6.4%

Ari Deshe (3) (4)	5,918,944	7.9%

FMR Corp. (2)	6,003,784	8.0%

Jay L. Schottenstein (3) (4)	10,115,017	13.5%

Geraldine Schottenstein (3)	10,489,659	14.0%

Directors and Executive Officers

Ari Deshe (3) (4)	5,918,944	7.9%

Jon P. Diamond (3) (4)	2,773,652	3.7%

Martin P. Doolan (4)	102,750	*

Gilbert W. Harrison (4)	49,427	*

Michael G. Jesselson (4)	83,250	*

Thomas R. Ketteler (4)	28,750	*

George Kolber (4)	508,973	*

Michael J. Leedy (4)	115,426	*

John L. Marakas (4)	86,250	*

Roger S. Markfield (4)	1,097,894	1.5%

James V. O’Donnell (4)	179,457	*

Jay L. Schottenstein (3) (4)	10,115,017	13.5%

David W. Thompson (4)	100,800	*

Gerald E. Wedren (4)	44,250	*

Laura A. Weil (4)	261,960	*

All directors and executive officers as a group (17 in group)	18,894,171	25.3%

*	Represents less than 1% of the Company’s shares of Common Stock.

(1)
Unless otherwise indicated, each of the stockholders has sole voting and dispositive power with respect to the shares of Common Stock beneficially owned. The percent is based upon the 72,047,926 shares outstanding at March 29, 2002, and the 2,718,811 shares as to which the Directors and Executive Officers have the right to acquire upon options exercisable within 60 days of March 29, 2002.

(2)
Based on a Schedule 13G filed on February 14, 2002 by FMR Corp., parent of Fidelity Management & Research Company, includes 3,375,010 shares with sole power to vote and 6,003,784 shares with sole power to dispose or direct the disposition of. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(3)
Members of the Schottenstein-Deshe-Diamond families beneficially own a total of 19,538,765 shares of the Company, or 26.1% as of March 29, 2002. Family members include Geraldine Schottenstein, Jay Schottenstein, Ann Deshe, Susan Diamond, and each of their spouses. Geraldine Schottenstein is the mother of Jay Schottenstein, Ann Deshe, and Susan Diamond. The families own all of the stock of Retail Ventures, Inc. (“RVI”). Jay Schottenstein serves as Chairman and Chief Executive Officer of RVI and has or shares voting power for 69.9% of RVI. Accordingly, he may be deemed to be the beneficial owner of the 4,798,819 shares of the Company held by RVI, and they are included under his name in the table. Jay Schottenstein has sole voting power as trustee of trusts that own 4,144,062 shares and has shared voting and dispositive power as trustee of a trust that owns 224,303 shares, which are also included under his name in the table. Geraldine Schottenstein has sole voting and dispositive power as trustee of a trust that owns 2,940,717 shares, has shared voting and dispositive power as trust advisor of a trust that owns 224,303 shares and has sole dispositive power as trust advisor of trusts that own 7,324,639 shares, all of which are included under her name in the table. Ann Deshe has sole voting power as trust advisor of trusts that own 3,180,578 shares and has sole dispositive power as trustee of a trust that owns 1,797,327 shares. Susan Diamond has sole voting power as trustee or trust advisor of trusts that own 2,693,967 shares and has sole dispositive power as trust advisor of trusts that own 896,640 shares. The business address for each of RVI and the members of the Schottenstein-Deshe-Diamond families is 1800 Moler Road, Columbus, Ohio 43207-1698.

(4)
Includes the following shares for options exercisable within 60 days of March 29, 2002: Mr. Deshe—87,000; Mr. Diamond—78,000; Mr. Doolan—102,750; Mr. Harrison—48,752; Mr. Jesselson—31,875;  Mr. Ketteler—28,750; Mr. Kolber—3,000; Mr. Leedy—68,430; Mr. Marakas—66,750; Mr. Markfield—690,600; Mr. O’Donnell—147,600; Mr. J. Schottenstein—941,934; Mr. Thompson—96,000; Mr. Wedren—44,250; and Ms. Weil—213,079; and directors and officers as a group—2,718,811.

PROPOSAL ONE:    ELECTION OF DIRECTORS

General

The Board of Directors is divided into three classes. Each class of directors is elected for a three-year term. The Board of Directors has nominated five candidates to be elected at the Annual Meeting to serve as Class I Directors for three-year terms ending at the 2005 annual meeting or when their successors are duly elected and qualified. All nominees are currently directors of the Company. The terms of the remaining eight Class II and Class III Directors expire at the annual meetings to be held in 2003 and 2004.

The enclosed proxy, if returned duly executed and not revoked, will be voted as specified in the proxy, or if no instructions are given will be voted FOR each of the nominees listed below. If any nominee should become unavailable to serve, the Board of Directors may decrease the number of directors pursuant to the Bylaws or may designate a substitute nominee, in which event the proxy will be voted FOR such substitute nominee. The Board has no reason to believe that any nominee will be unavailable or, if reelected, unable to serve.

Certain information regarding each nominee and each incumbent director is set forth below as of March 29, 2002, including age, principal occupation, a brief description of business experience during at least the last five years, and other directorships.

Information Regarding Nominees For Class I Directors With Terms Expiring in 2002

Ari Deshe, age 51, has been a Director of the Company since November 1997. Since 1996, Mr. Deshe has served as Chairman and Chief Executive Officer of Safe Auto Insurance Company, a property and casualty insurance company, and he served as President and Chief Executive Officer from 1993 to 1996. Prior to that,  Mr. Deshe served as President of Safe Auto Insurance Agency from 1992 to 1993 and President of Employee Benefit Systems, Inc. from 1982 to 1992. He also serves on the Board of Directors of Value City Department Stores, Inc. (“VCD”).

Michael G. Jesselson, age 50, has served as a Director of the Company since November 1997. Mr. Jesselson is President of Jesselson Capital Corporation, a private investment corporation headquartered in New York City. He also serves on the Board of Directors of a number of nonprofit institutions.

George Kolber, age 51, has served as Vice Chairman of the Company’s Board of Directors since December 1995. He served as Vice Chairman and Chief Executive Officer of VCD from December 2000 to March 2002. From December 1995 to December 2000, he served as Chief Operating Officer of the Company. Prior to joining the Company, he served as Vice President of SSC since 1979 and as Vice President of Administration of VCD from 1990 until 1993. Prior to that time, Mr. Kolber served as Vice President and Chief Financial Officer of Strauss Stores and R&S Strauss Associates. He has also served as Chairman of the Board of Directors of Penn Jersey Auto Stores and on the Board of Directors of Wieboldts Department Stores.

Roger S. Markfield, age 60, has served as President and Chief Merchandising Officer of the Company since February 1995 and prior thereto as Executive Vice President of Merchandising for the Company and its predecessors since May 1993. Mr. Markfield became a member of the Board in March 1999. Prior to joining the Company, he served as Executive Vice President-General Merchandising Manager for the Limited Division of The Limited, Incorporated, a large national specialty retailer from May 1992 to April 1993. From 1969 to 1976 and from 1979 to 1992, he was employed by R.H. Macy & Co., a national retailer operating department and specialty stores, as a Buyer in Boys’ Wear rising to the office of President of Corporate Buying-Mens. From 1976 to 1979, Mr. Markfield served as Senior Vice President of Merchandising and Marketing for the Gap Stores, Inc.

Jay L. Schottenstein, age 48, has served as Chairman and Chief Executive Officer of the Company and its predecessors since March 1992, and prior to that time, he served as a Vice President and Director of the Company’s predecessors since 1980. He has also served since March 1992 as Chairman and Chief Executive Officer of SSC, a privately-held company with interests in retailing, real estate, and manufacturing. He has also served as Chairman since March 1992 and as Chief Executive Officer from April 1991 through July 1997, of VCD, a company that operates a chain of off-price department stores which are 56.3% owned by SSC, with the remaining shares publicly-held and traded on the New York Stock Exchange. Mr. Schottenstein served as Vice Chairman of SSC since 1986 and as a director of SSC since 1982. He has also served as an officer and director of various other corporations owned or controlled by members of his family since 1976. Jay L. Schottenstein is the brother-in-law of Ari Deshe and Jon P. Diamond.

Information Regarding Class II Directors With Terms Expiring in 2003

Thomas R. Ketteler, age 59, has been a Director of the Company since January 1994. Mr. Ketteler has served SSC as Executive Vice President of Finance and Treasurer since September 2000. Prior to that, Mr. Ketteler has served SSC as Chief Operating Officer since April 1995, as a Director since 1985 and Vice President of Finance since 1981. Prior to that time, he was a partner in the firm of Alexander Grant and Company, Certified Public Accountants. Mr. Ketteler is an Officer and Director of various other corporations owned or controlled by the Schottenstein family.

John L. Marakas, age 75, has been retired since April 1991. Prior to his retirement, Mr. Marakas served as President and a Director of Nationwide Corporation, an insurance and financial services holding company, from March 1972 to April 1990, and as President and a Director of Nationwide Life Insurance Company, from September 1981 to April 1991. Mr. Marakas has been a Director of the Company since April 1994.

David W. Thompson, age 49, has been a Director of the Company since January 1994. Mr. Thompson has served as President since June 1993 of Value City Furniture, a division of SSC. From June 1981 to June 1993, Mr. Thompson served as Vice President of Value City Furniture.

Gerald E. Wedren, age 65, has been a Director of the Company since November 1997. Mr. Wedren has served as President of Craig Capital Co., a Washington D.C. based merger and acquisition firm since 1973. Mr. Wedren has been Managing Partner of Tavern Real Estate Limited Partnership and Wedren Associates, which owns and leases properties in the Washington and Baltimore area, since 1988. Mr. Wedren was President of G.E.W. Inc., an owner of fast food restaurants, from 1981 to 1988. Mr. Wedren is also a Director of Tavern Realty Co.

Information Regarding Class III Directors With Terms Expiring in 2004

Jon P. Diamond, age 44, has been a Director of the Company since November 1997. Since 1996, Mr. Diamond has served as President and Chief Operating Officer of Safe Auto Insurance Company, a property and casualty insurance company and as Executive Vice President and Chief Operating Officer from 1993 to 1996. Mr. Diamond served as Vice President of Schottenstein Stores Corporation (“SSC”) from March 1987 to March 1993 and served in various management positions with SSC since 1983. He also serves on the Board of Directors of VCD.

Martin P. Doolan, age 62, has been a Director of the Company since August 1995. Mr. Doolan has served as Vice Chairman of Value City Department Stores since July 1999. Since 1982, Mr. Doolan has served as Chairman and CEO of Mulitech Enterprises, Inc., a company that provides management services for financially distressed companies. Mr. Doolan previously served as President and Chief Executive Officer and as a Director of VCD from July 1997 through June 1999. Prior to joining VCD, Mr. Doolan served as Chairman, President and Chief Executive Officer of U.S. Netting, Inc., a manufacturer of plastic extruded filtration netting headquartered in Austin, Texas. He served as Chairman of Bestop, Inc., an automotive convertible top manufacturer from 1988 to June 1995. He has also served as Chief Executive Officer of a number of other companies including Walt’s Radiator and Muffler, Inc., an automotive retail service and distribution chain where he continues to serve as Chairman; Sun Engine, a remanufacturer of domestic automobile engines; Pilliod Cabinet Corp., a furniture manufacturer; and Sunwest International, a brass door and hardware manufacturer.

Gilbert W. Harrison, age 61, has served as a Director of the Company since July 1997. Mr. Harrison is Chairman of Financo, Inc., an investment and banking firm founded in 1971. Financo provides financial advisory services to retail apparel and other merchandise-related companies. Mr. Harrison is also a founding partner of Mercantile Capital Partners Fund LP, a private equity fund. Mr. Harrison serves on the Board of the Educational Foundation of the Fashion Institute of Technology, the Board of The Wharton School of the University of Pennsylvania, and the Board of the Peggy Guggenheim Collection in Venice, Italy.

James V. O’Donnell, age 61, has served as the Company’s Chief Operating Officer and a member of the Board of Directors since December 2000. Prior to joining the Company, since December 1999, Mr. O’Donnell served as President and Chief Operating Officer of Lyte, Inc., a retail technology services company. From 1997 to 2000, Mr. O’Donnell served as Director of Merchant Banking for Colmen Capital Advisors, Inc., and as a Project Consultant for the C. Everett Koop Foundation. From 1992 to 1997, Mr. O’Donnell was an owner and Chief Executive Officer of Computer Aided Systems, Inc. From 1980 to 1992, Mr. O’Donnell held various executive positions at The Gap Inc., and from 1987 to 1992, he was a member of the Board of Directors and was Executive Vice President. From 1989 to 1992, he served as Chief Operating Officer of The Gap Inc. Mr. O’Donnell is currently a member of the Advisory Board to the Villanova University College of Commerce and Finance, and a member of the Board of Directors of North America Media Engines, Inc. in Toronto, Canada.

Information Concerning Board of Directors

During the fiscal year ended February 2, 2002 (“Fiscal 2001”), the Board of Directors met four times. The Board has a standing Audit Committee and a standing Compensation and Stock Option Committee (the “Compensation Committee”).

Directors who are not employees are paid $2,000 for each Board and Committee meeting attended and $1,000 for each telephonic meeting, with a minimum annual compensation of $8,000. Directors who are employees of the Company do not receive separate compensation for serving as directors.

The Company’s 1999 Stock Incentive Plan, provides for the automatic grant of options to purchase 3,750 shares of common stock to each non-employee Director on the first trading day of each fiscal quarter. The exercise price for each option is the fair market value of the common stock on the date of grant. The exercise price must be paid either in cash or its equivalent. The Compensation Committee may permit exercise by tendering previously acquired shares or by other means approved by the committee. All of the options become exercisable one year after the date of grant and remain exercisable for a period of ten years from the date of grant, subject to earlier termination after termination of the option holder’s service as a Director of the Company. The options are transferable by the option holders either (i) if transferred without consideration to immediate family members or the entities they control or (ii) if such transfer is approved by the Compensation Committee.

The members of the Compensation Committee are Michael G. Jesselson, John L. Marakas, and Gerald E. Wedren. The function of the Compensation Committee is to consult with and advise the Chairman with respect to the Company’s compensation policies, including compensation of senior management. The Compensation Committee determines the number and terms of any stock options to be granted under the Company’s 1994 Stock Option Plan and 1999 Stock Incentive Plan. The Compensation Committee also administers the Company’s Management Incentive Plan. The Compensation Committee met four times in Fiscal 2001.

The members of the Audit Committee are independent Directors of the Company. The function of the Audit Committee is to recommend to the Board a firm of accountants to serve as the Company’s auditors and to review with the independent auditors and the appropriate corporate officers matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls, and the scope of the audit. The Audit Committee met five times in Fiscal 2001. The Audit Committee is governed by a written charter approved by the Board of Directors.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements for the year ended February 2, 2002.

The audit committee also discussed with our independent auditors, Ernst & Young LLP, the matters required to be discussed by the codification of Statements on Auditing Standards 61, Communications with Audit Committees, as subsequently amended. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended February 2, 2002 for filing with the Securities and Exchange Commission.

Michael G. Jesselson, Audit Committee Member
John L. Marakas, Audit Committee Member
Gerald E. Wedren, Audit Committee Member

Executive Officers

The following persons are executive officers of the Company. For information regarding officers who are also Directors, see “Election of Directors.” The officers of the Company are elected annually by the Board and serve at the pleasure of the Board.

Laura A. Weil, age 45, has served as Chief Financial Officer of the Company since December 1995. Prior to joining the Company, she was a consultant to companies including SSC, from March 1995 to December 1995. From 1992 to 1995, she was Senior Vice President and the head of the retailing investment banking practice at Oppenheimer & Co., Inc. Prior to joining Oppenheimer, Ms. Weil held various executive positions at R.H. Macy & Co., Inc. from 1989 to 1992, including Vice President-Finance and Chief Financial Officer-Credit Operations. From 1988 to 1989 she was an executive with L’Herbier de Provence, a Paris-based cosmetics and toiletries retailer. From 1979 to 1981 and 1983 to 1988, Ms. Weil held various investment banking positions with Lehman Brothers and its predecessor Lehman Brothers Kuhn Loeb. Inc., including Vice President of the firm’s Merchandising group.

Joseph E. Kerin, age 56, has served as Executive Vice President Stores and Operations of the Company and its predecessors since January 1991. From May 1989 to November 1989, he served as a Regional Store Manager for VCD. Prior to that time, he held various positions with the Company’s predecessors, including Senior Vice President-Store Operations from October 1987 to October 1988, Vice President-General Manager Store Operations from February 1979 to October 1987, General Manager Store Operations from November 1975 to February 1979, and Regional/District Manager of the Silverman’s Division from October 1972 to November 1975.

Michael J. Leedy, age 33, has served as Executive Vice President and Chief Marketing Officer since June 1999. From February 1995 to May 1999, he served as Vice President of Marketing. Prior to joining the Company, Mr. Leedy served as President of Method, Inc., a brand strategy firm providing consulting services to the Company and other leading retailers. Prior to leading Method, Inc., he held various positions with The Limited, Inc. in Columbus, Ohio.

Dale E. Clifton, age 48, has served the Company and its predecessors as Controller since June 1986, as Chief Accounting Officer since October 1988, and as Vice President since October 1994. He served the Company and its predecessors as Assistant Controller from 1984 to June 1986. Prior to joining the Company, he worked as a Certified Public Accountant from 1975 to 1984 at Alpern, Rosenthal & Company.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who are beneficial owners of more than ten percent of the Company’s Common Stock (“reporting persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms filed by them. Based on its review of the copies of Section 16(a) forms received by it, the Company believes that, during Fiscal 2001, with the exception of one late Form 4 filing by Mr. Kolber, all reporting persons complied with applicable filing requirements.

Executive Officer Compensation

The following table shows certain information regarding compensation earned during each of the last three fiscal years by the Company’s Chief Executive Officer and each of the Company’s four most highly compensated executive officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Annual Compensation			Long Term Compensation
		Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Options/ SARs(#)
	(1)			(2)	(7)
Jay L. Schottenstein (3)	2001	$250,100	None	None	None	30,000
Chairman and Chief	2000	$254,900	None	None	None	225,000
Executive Officer	1999	$250,100	None	None	None	225,000

Roger S. Markfield (4)	2001	$800,000	$688,800	$12,400	$1,736,800	None
President and Chief	2000	$713,500	$3,254,000	$12,700	None	None
Merchandising Officer	1999	$600,000	$1,200,000	$12,500	$2,825,000	900,000

James V. O’Donnell (5)	2001	$712,500	$613,400	$33,700	$1,736,800	None
Chief Operating Officer	2000	$153,300	None	None	None	900,000

Laura A. Weil	2001	$400,000	$241,100	None	$354,300	100,000
Executive Vice President and	2000	$372,100	$265,000	None	$276,800	90,000
Chief Financial Officer	1999	$315,000	$315,000	None	None	120,000

Michael J. Leedy (6)	2001	$350,000	$150,700	None	$260,500	None
Executive Vice President and	2000	$305,800	$200,000	None	$138,400	None
Chief Marketing Officer	1999	$250,000	$250,000	None	$423,800	120,000

(1)	2001 refers to the fifty-two week period ended February 2, 2002. 2000 refers to the fifty-three week period ended February 3, 2001, and 1999 refers to the fifty-two week period ended January 29, 2000.

(2)
Includes amounts in 2001 of $12,400 for car allowances for Mr. Markfield and $16,700 for commuting, $2,400 for personal use of a company car, $11,000 for moving and $3,600 for life insurance premiums for Mr. O’Donnell. Includes amounts in 2000 and 1999 of $12,700 and $12,500, respectively, for car allowances for Mr. Markfield.

(3)	Jay L. Schottenstein is also Chairman of SSC and VCD. He does not devote his full business time to the Company.

(4)
Mr. Markfield is employed pursuant to an employment agreement dated September 8, 1999. His agreement has an initial term of three years and continues from year to year thereafter, subject to earlier termination by either party. It provides for an annual base salary of at least $600,000, eligibility for an annual cash bonus under the Company’s Management Incentive Plan, recommended grants during the initial term of up to 300,000 restricted shares and options for 900,000 shares under the Company’s 1999 Stock Incentive Plan, and other fringe benefits. It provides for severance payments equal to one year of base salary and continued medical coverage in the event of a non-cause termination by the Company. The Compensation Committee may increase Mr. Markfield’s base salary at their discretion and make additional grants of restricted stock and options following the initial term.

(5)
Mr. O’Donnell is employed pursuant to an employment agreement dated November 20, 2000. His agreement has an initial term of three years and continues from year to year thereafter, subject to earlier termination by either party. It provides for an annual base salary of at least $712,500, eligibility for an annual cash bonus under the Company’s Management Incentive Plan, recommended grants during the initial term of up to 300,000 restricted shares and options for 900,000 shares under the Company’s 1999 Stock Incentive Plan, and other fringe benefits. It provides for severance payments equal to one year of base salary and continued medical coverage in the event of a non-cause termination by the Company. The Compensation Committee may increase Mr. O’Donnell’s base salary at their discretion and make additional grants of restricted stock and options following the initial term.

(6)
Mr. Leedy is employed pursuant to an employment agreement dated October 26, 1999. The agreement has an initial term of three years and continues from year to year thereafter, subject to earlier termination by either party. It provides for an annual base salary of at least $250,000, eligibility for an annual cash bonus under the Company’s Management Incentive Plan, recommended grants during the initial term of up to 45,000 restricted shares and options for 120,000 shares under the Company’s 1999 Stock Incentive Plan, and other fringe benefits. The Compensation Committee may increase Mr. Leedy’s base salary at their discretion and make additional grants of restricted stock and options following the initial term.

(7)
The value of the restricted stock included in the Summary Compensation Table is based on the fair market value at the date of grant. A portion of the shares granted on April 25, 2001 vested on March 11, 2002. A portion of the shares granted in 2000 vested on March 28, 2001. The shares granted in 1999 vested on February 28, 2000 upon certification from the Compensation Committee that the Company met certain performance goals defined in the restricted stock agreements. Based on the fair market value at February 2, 2002 of $24.34 per share, the value of the restricted stock awarded for: Mr. Markfield was $1,197,528 for 2001 and $2,434,000 for 1999; Mr. O’Donnell was $1,197,528 for 2001; Ms. Weil was $244,300 for 2001 and $438,120 for 2000; and Mr. Leedy was $179,629 for 2001, $219,060 for 2000, and $365,100 for 1999.

Option/SAR	Grants In Last Fiscal Year

The following table sets forth certain information regarding individual grants of stock options in Fiscal 2001 to each of the Company’s most highly compensated executive officers disclosed in the Summary Compensation Table.

Name	Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($) (1)
Jay L. Schottenstein	30,000	3.3%	$36.10	April 24, 2011	$630,765
Roger S. Markfield	—	—	—	—	—
James V. O’Donnell	—	—	—	—	—
Laura A. Weil	100,000	11.0%	$36.10	April 25, 2011	$2,126,520
Michael J. Leedy	—	—	—	—	—

(1)
The grant date present value was determined using the Black-Scholes option pricing model with the following assumptions: risk-free interest rates of 4.6%; no dividend yield; volatility factor of the expected market price of the Company’s common stock of 0.763; weighted-average expected life of the options of five years; and an expected forfeiture rate of approximately 10.2%.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

The following table provides certain information on the exercise of options during Fiscal 2001 and the number and value of stock options held by the executive officers named in the Summary Compensation Table at February 2, 2002.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at February 2, 2002 (#)		Value of Unexercised In-The-Money Options at February 2, 2002 ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jay L Schottenstein	65,616	$2,560,277	724,884	488,250	$13,007,910	$5,452,757
Roger S. Markfield	—	—	511,500	483,000	$1,862,697	$2,281,703
James V. O’Donnell	—	—	—	900,000	—	—
Laura A. Weil	15,000	$551,112	151,439	254,400	$1,551,764	$1,167,782
Michael J. Leedy	—	—	40,875	86,374	$335,771	$617,018

(1)
Represents the total gain which would be realized if all in-the-money options held at year end were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the per share fair market value at February 2, 2002 of $24.34. An option is in-the-money if the fair market value of the underlying shares exceeds price of the option.

The following “Compensation Report of the Board of Directors” and “Performance Graph” shall not be deemed incorporated by reference by general statement incorporating by reference this Proxy Statement into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION REPORT OF THE BOARD OF DIRECTORS

General.    The key components of the Company’s executive officer compensation include both short-term and long-term components. Short-term compensation consists of an executive officer’s annual base salary and annual cash bonus. Long-term, equity-based compensation can include grants of restricted stock and stock options awards. The Compensation Committee has the authority to advise the Chairman with respect to the Company’s overall compensation policy, including compensation of senior management. Beginning in Fiscal 1998, the Board of Directors modified its historical delegation to the Chairman of the Board of the authority to establish the annual salary and bonus compensation of the officers of the Company, other than the Chairman’s compensation, with the implementation of the Company’s annual incentive bonus or Management Incentive Plan (the “Incentive Plan”). The Compensation Committee of the Board of Directors also has the authority to grant awards in the form of stock options, stock appreciation rights, restricted stock awards, performance units, or performance shares under the Company’s 1999 Stock Incentive Plan, as amended (the “Stock Plan”).

Chief Executive Officer’s Compensation.    Beginning in 1994, the year that the Company went public, Jay L. Schottenstein, the Company’s Chairman and Chief Executive Officer, began receiving a salary in the amount of $250,000 per year. The Board of Directors did not change the Chairman’s annual salary during Fiscal 2001. The Compensation Committee did grant the Chairman options to purchase 30,000 shares, at market value, pursuant to the Stock Plan during Fiscal 2001. The Compensation Committee’s determination to grant such options was based on a number of factors, including the fact that the Chairman has never received an annual salary increase or an annual bonus, as well as the Compensation Committee’s subjective perception of the Chairman’s performance and his historical and anticipated future contributions to the success of the Company. The determination was not based on specific objective criteria and no specific weight was given to any of the factors considered.

Executive Officer Compensation.    The Fiscal 2001 base salaries for the executive officers named in the Summary Compensation Table were determined by the Chairman and approved by the Compensation Committee as a part of the Incentive Plan. Bonuses earned under the Incentive Plan are included in the Summary Compensation Table for the fiscal year that they were earned. The Incentive Plan was developed by the Compensation Committee with the assistance of an outside compensation consultant. As a part of the Incentive Plan, the Compensation Committee fixed annual bonus payments equal to varying percentages of base salary, with the bonus payments contingent on meeting pre-established performance measures. The determination of base salaries and bonus percentages was not based on specific objective criteria. No specific weight was given to any of the factors considered.

Stock Awards.    The Stock Plan was approved by the stockholders on June 8, 1999, and amended with approval of the stockholders on June 5, 2001, for the purpose of providing incentives to key employees of the Company and its affiliates, consultants who provide significant services to the Company and its affiliates, and directors of the Company who are not employees. The Plan is intended to motivate these individuals to further the growth and profitability of the Company. During Fiscal 2001, the Compensation Committee granted additional options, at market value, to executive officers as set forth above under “Options/SAR Grants in Last Fiscal Year.” These options become exercisable 20% per year and expire ten years from the grant date. The determination to grant such options was based on a number factors, including recommendations of the Chairman and the Compensation Committee’s subjective perception of the individual’s performance and historical and anticipated future contributions to the success of the Company. The determination was not based on specific objective criteria and no specific weight was given to any of the factors considered.
The following members of the Board of Directors respectfully submit this report:

Jay L. Schottenstein	James V. O’Donnell	Martin P. Doolan	Thomas R. Ketteler
George Kolber	Ari Deshe	Gilbert W. Harrison	John L. Marakas*
Roger S. Markfield	Jon P. Diamond	Michael G. Jesselson*	David W. Thompson
Gerald E. Wedren*

*	Members of the Compensation and Stock Option Committee.

PERFORMANCE GRAPH

The following graph shows the percentage change in the cumulative total return performance to holders of the Company’s Common Stock with that of The Nasdaq Stock Market—U.S. Index and the Standard & Poor’s Specialty Apparel Index, both of which are published indexes. The Company’s Common Stock is traded on The Nasdaq National Market under the symbol “AEOS”. The comparison of the cumulative total returns for each investment assumes that $100 was invested in the Company’s Common Stock and the respective index on January 31, 1997.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee administers and grants awards under the Company’s Incentive Plan and Stock Plan. The Compensation Committee consists of John L. Marakas, Gerald E. Wedren, and Michael G. Jesselson. None of the members are present or former officers of the Company or have affiliates that are parties to agreements with the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Schottenstein-Deshe-Diamond families (the “families”) own 100% of RVI. As of March 29, 2002, the families, through their ownership of RVI, as well as personal holdings, beneficially owned 26.1% of the outstanding shares of Common Stock of the Company. As long as the families own a substantial portion of the Company’s voting shares, they will have significant influence over any action requiring stockholder approval.

The Company and its subsidiaries have certain relationships and transactions with other entities controlled by the Schottenstein-Deshe-Diamond families. The Company believes that the terms of these transactions are as favorable to the Company as those that could be obtained from third parties.

Office/Distribution Center Lease

The Company leases its distribution center and headquarters offices from an affiliate, Linmar Realty Company, a partnership owned indirectly by the Schottenstein-Deshe-Diamond families. In September 1999, the distribution center facility was expanded to add 120,000 square feet. As a result, the Company entered into an amended operating lease, effective September 10, 1999, expiring on December 31, 2020. The new lease provides for annual rental payments of approximately $2.4 million through 2005, $2.6 million through 2015, and $2.7 million through the end of the lease. Additionally, the Company is required to pay all real estate taxes, insurance, maintenance, and certain other expenses. For Fiscal 2001, the Company recorded $2.5 million of rent expense under the lease.

Merchandise Services Agreement

From time to time, the Company sells its end-of-season, overstock and irregular merchandise to VCD, with certain restrictions regarding presentation of the merchandise. For Fiscal 2001, the Company sold approximately $4,786,000 in merchandise to VCD.

Other Services

Schottenstein Stores Corporation and its affiliates (“SSC”) charge the Company for the allocated cost of various professional services provided to the Company, including certain legal, real estate and insurance services. For Fiscal 2001, these costs were approximately $1.4 million. Additionally, during Fiscal 2001, the Company made a deposit with SSC of approximately $1.2 million in a cost sharing arrangement for the acquisition of an interest in several corporate aircraft. The Company paid $1.1 million to SSC to cover its share of operating costs based on usage of the corporate aircraft during Fiscal 2001.

The Company engaged the services of an affiliate of SSC to assist with the liquidation of the Braemar store inventory. The Braemar stores were acquired as part of an acquisition of Canadian divisions in November 2000 from Dylex Limited. The agreement was in effect until July 2001, when all Braemar stores closed and were turned over to the Company for conversion to American Eagle stores. The agreement provided compensation to the consultant based on several factors, including proceeds from the sale of inventory and store performance versus plan. During Fiscal 2001, the Company paid approximately $1.7 million to the consultant.

Gilbert W. Harrison, a director of the Company, is Chairman and a principal owner of Financo, Inc. During Fiscal 2001, the Company paid $60,040 to Financo, Inc. for investment banking services.

PROPOSAL TWO:    REGARDING ADOPTION OF HUMAN RIGHTS STANDARDS BASED ON INTERNATIONAL LABOR ORGANIZATION CONVENTIONS

The New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund, 1 Center Street, New York, NY 10007, each the owner of more than $2,000 worth of American Eagle Outfitters stock, have indicated that their boards of trustees intend to submit the following stockholder proposal at the Annual Meeting:

Whereas, American Eagle Outfitters, Inc. currently has extensive overseas operations, and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of some U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

Whereas, these standards incorporate the conventions of the United Nation’s International Labor Organization (ILO) on workplace human rights which include the following principles:

1.	All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98)

2.	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135)

3.
There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin, or other distinguishing characteristics. (ILO Convention 100 and 111)

4.	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Convention 29 and 105)

5.	There shall be no use of child labor. (ILO Convention 138), and,

Whereas, independent monitoring of corporate adherence to these standards is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained.

Therefore, be it resolved that shareholders request that the Company commit itself to the implementation of a code of corporate conduct based on the aforementioned ILO human rights standards by its international suppliers and in its own international production facilities and commit to a program of outside, independent monitoring of compliance with these standards.

The Board of Directors recommends a vote “AGAINST” this stockholder proposal for the following reasons:

American Eagle Outfitters is firmly committed to the goal of using only the most highly regarded and efficient suppliers throughout the world. We require our suppliers to provide a workplace environment that not only meets basic human rights standards, but also one that complies with all local legal requirements and encourages opportunity for all, dignity and respect.

For many years, we have had a policy for the inspection of factories throughout the world where goods are produced to our order. This inspection process is important for quality control purposes, as well as customs compliance and human rights. Beginning last year we strengthened and formalized the process by developing and implementing a comprehensive vendor compliance program with the assistance of an internationally recognized consulting firm. This program contractually requires all suppliers to meet our global workplace standards, including human rights standards, as set forth in our Code of Conduct. The Code of Conduct is required to be posted in all factories in the local language. The program utilizes third party inspectors to audit compliance by vendor factories with our workplace standards and Code of Conduct.

We believe that the requested commitment called for by this stockholder proposal is duplicative of our existing efforts on workplace human rights. In our opinion, we can be most effective by continuing to focus our efforts on existing initiatives and policies, rather than introducing a new and duplicative statement of principles.

The Board of Directors recommends that stockholders vote “AGAINST” this stockholder proposal.

REPORT TO BE PRESENTED AT THE MEETING

At the meeting, the Company’s Fiscal 2001 Report will be presented to stockholders for the year ended February 2, 2002. This report contains financial statements and the report of Ernst & Young LLP, independent auditors, with respect to such financial statements. Fees for the last annual audit were $176,000 and all other fees were $423,300, including audit related services of $203,700, and non-audit services of $219,600. Audit related services generally include fees for business acquisitions, accounting consultations, internal audit, and SEC registration statements. The nonaudit services primarily include tax planning and compliance related amounts. It is anticipated that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire. The Fiscal 2001 Report is not to be regarded as proxy soliciting material and the Company does not intend to ask, suggest, or solicit any action from the stockholders with respect to such report.

COST OF SOLICITATION OF PROXIES

The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Representatives of the Company may solicit proxies by mail, telegram, telephone, or personal interview.

STOCKHOLDER PROPOSALS

Each year the Board of Directors submits its nominations for election of directors at the Annual Meeting of Stockholders. Other proposals may be submitted by the Board of Directors or the stockholders for inclusion in the Proxy Statement for action at the Annual Meeting. Any proposal submitted by a stockholder for inclusion in the Proxy Statement for the Annual Meeting of Stockholders to be held in 2003 must be received by the Company (addressed to the attention of the Secretary) on or before December 30, 2002. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware, and must otherwise conform to applicable requirements of the Proxy Rules of the Securities and Exchange Commission.

OTHER MATTERS

The only business which the management intends to present at the meeting consists of the matters set forth in this statement. The management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

The Company’s Annual Report for Fiscal 2001, including financial statements, was furnished to stockholders prior to or concurrently with the mailing of this Proxy Statement. Extra copies of the Annual Report and copies of the Company’s Report on Form 10-K to the Securities and Exchange Commission are available upon request, directed to Laura A. Weil, Chief Financial Officer of the Company, at 150 Thorn Hill Drive, Warrendale, Pennsylvania 15086-7528, (724)-776-4857.

DETACH CARD
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PROXY                                       AMERICAN EAGLE OUTFITTERS, INC.                                        PROXY

The undersigned Stockholder of American Eagle Outfitters, Inc. hereby appoints Laura A. Weil, Neil Bulman Jr. and Dale E. Clifton, or any one of them, as attorneys and proxies with full power of substitution to vote all of the shares of Common Stock of American Eagle Outfitters, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Eagle Outfitters, Inc. to be held at the Loews Regency Hotel, 540 Park Avenue, New York, New York on Wednesday, June 5, 2002, at 11:00 a.m., local time, and at any adjournment or adjournments thereof as follows:

1.	Election of Directors	FOR all Class I nominees listed below (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees ☐

(Instructions: Do not check “WITHHOLD AUTHORITY” to vote for only a certain individual nominee. To withhold authority to vote for any individual nominee, strike a line through the nominee’s name below and check “FOR”).

Ari Deshe, Michael G. Jesselson, George Kolber, Roger S. Markfield and Jay L. Schottenstein

2.	If presented at the annual meeting, to approve a stockholder proposal regarding adoption of human rights standards based on international labor organization conventions.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	In their discretion to vote upon such other matters as may properly come before the meeting.

(Continued on other side)

DETACH CARD
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(Continued from other side)

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “AGAINST” THE ADOPTION OF THE HUMAN RIGHTS STANDARDS BASED ON INTERNATIONAL LABOR ORGANIZATION CONVENTIONS.

Please sign and date this Proxy below and return in the enclosed envelope.

Da	te _________________________________, 2002

___	_______________________________________
(Si	gnature)

___	_______________________________________
(Si	gnature of joint owner)

Signature(s) must agree with the name(s) printed on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

This proxy is solicited on behalf of the Board of Directors.